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Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.         )

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Tellabs, Inc.

(Name of Registrant as Specified In Its Charter)

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TELLABS, INC., 1415 West Diehl Road, Naperville, Illinois 60563-2359

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date: Time: Place:	Thursday, April 21, 2005 2:00 p.m., Central Time The Signature Room at Seven Bridges 6440 Double Eagle Drive Woodridge, Illinois 60517

Purposes of the Annual Meeting:

1.	To review the minutes of the 2004 Annual Meeting of Stockholders;

2.	To receive reports from the Chairman of the Board and/or the Chief Executive Officer;

3.	To elect three directors to serve until the 2008 Annual Meeting of Stockholders;

4.	To vote on a proposal to adopt the 2005 Tellabs, Inc. Employee Stock Purchase Plan;

5.	To vote on a proposal to ratify the appointment of Tellabs’ independent auditors; and

6.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Proxy voting:

Whether or not you plan to attend, you can be sure your shares are represented at the Annual Meeting by promptly voting and submitting your proxy by phone, by Internet, or by completing, signing, dating and returning your proxy card in the enclosed envelope.

Who may attend the Annual Meeting:

The Board of Directors has fixed the close of business on February 22, 2005, as the record date for the Annual Meeting. Only stockholders as of the record date are entitled to notice of, to vote at, and to attend the Annual Meeting.

Directions to the Annual Meeting:

For a map and directions to attend the Annual Meeting, refer to the back page of this Proxy Statement.

By Order of the Board of Directors,

James M. Sheehan
Secretary
March 17, 2005

WE URGE YOU TO VOTE YOUR SHARES AS PROMPTLY AS POSSIBLE BY (1) CALLING THE TOLL-FREE NUMBER (1.800.690.6903), (2) ACCESSING THE INTERNET WEBSITE AT www.proxyvote.com, OR (3) SIGNING, DATING AND MAILING THE ENCLOSED PROXY CARD.

Tellabs, Inc., One Tellabs Center, 1415 West Diehl Road, Naperville, Illinois 60563-2359

Proxy Statement

Tellabs, Inc.
One Tellabs Center
1415 West Diehl Road
Naperville, Illinois 60563-2359

The enclosed proxy is solicited by the Board of Directors of Tellabs, Inc., a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 2:00 p.m. Central Time on Thursday, April 21, 2005.

Voting Information

Who can vote?

Only stockholders of record as of the close of business on February 22, 2005, are entitled to notice of, to vote at, and to attend the Annual Meeting. At the close of business on that date, the Company had 454,941,582 shares of common stock outstanding.

How do I vote?

Stockholders are entitled to one vote for each share held. Any proxy given may be revoked by a stockholder at any time before it is voted by filing a written revocation notice with the Secretary of the Company or by duly executing a proxy bearing a later date. Proxies may also be revoked by any stockholder present at the Annual Meeting who expresses a desire to vote his or her shares in person. Subject to any such revocation, all shares represented by properly executed proxies that are received prior to the Annual Meeting will be voted in accordance with the directions on the proxy. If no direction is made, the proxy will be voted FOR the election of directors, FOR the approval of the 2005 Tellabs, Inc. Employee Stock Purchase Plan (the “Purchase Plan”) and FOR the ratification of the Company’s independent auditors.

Votes cast in person or by proxy at the Annual Meeting of Stockholders will be tabulated by the inspectors of election appointed for the Annual Meeting who will determine whether a quorum, a majority of the shares entitled to be voted, is present. Abstentions will be treated as shares present and entitled to vote for purposes of determining whether a quorum is present, but not voted for purposes of the election of directors. If a proxy returned by a broker indicates that the broker does not have discretionary authority to vote some or all of the shares covered thereby with respect to the election of directors, and does not otherwise authorize the voting of such shares, such shares, or “non-votes,” will be considered to be present for the purpose of determining whether a quorum is present, but will not be considered to be present and entitled to vote with respect to the election of directors. Assuming a quorum is present, the favorable vote of a plurality of the shares present and entitled to vote at the Annual Meeting will be necessary for a nominee to be elected as a director; abstentions and non-votes will thus have no effect on the election of directors. Shares cannot be voted for more than three nominees; there is no right to cumulative voting.

The affirmative vote of a majority of the votes entitled to be cast by the holders of the Company’s Common Stock present or represented at the Annual Meeting and entitled to vote thereon is required to approve the Purchase Plan and to ratify the independent auditors. Abstentions and shares not voted by stockholders of record present or represented at the Annual Meeting and entitled to vote, will have the same effect as a vote cast against approval of the Purchase Plan and ratification of the independent auditors. Shares not voted by brokers and other entities holding shares on behalf of beneficial owners, and shares for which authority to vote is withheld, will have no effect on approval of the Purchase Plan and ratification of the independent auditors.

How do I vote if I am a Tellabs Advantage Program participant?

A Notice of Annual Meeting of Stockholders, Proxy Statement and form of proxy will be provided to each participant in the Tellabs Advantage Program. Pursuant to the Advantage Program, each participant is a “named fiduciary” entitled to direct the trustee of the Advantage Program with respect to voting (i) the shares of common stock allocated to the participant’s accounts; (ii) a proportion of the shares allocated to accounts of participants who do not return voting instructions to the trustee; and (iii) all unallocated shares. Subject to its fiduciary duties, the trustee will vote allocated shares in accordance with the instructions received and will vote shares with respect to which no instructions are received and all unallocated shares in the same proportions as the shares with respect to which instructions are received. Advantage Program participants should return the proxy as provided therein. Pursuant to the Advantage Program, the trustee will not disclose the directions set forth on any individual proxy to the Company or its directors or officers, except as may otherwise be required by law.

Who pays for this proxy solicitation?

This proxy is solicited by the Board of Directors, and the cost of solicitation will be paid by the Company. Additional solicitation may be made by mail, personal interview, telephone and/or facsimile by Company personnel, who will not be additionally compensated therefore. The cost of any such additional solicitation will be borne by the Company.

Where can I obtain additional information?

A copy of the Annual Report of the Company for the fiscal year ended December 31, 2004, accompanies this Proxy Statement. The approximate date on which this Proxy Statement and the accompanying form of proxy are first being sent to stockholders is March 17, 2005.

More information about the Company is available on the Company’s website at tellabs.com/investor relations/stockholder information.

Election of Directors

The Company has three classes of directors, with staggered terms, with the members of each class serving a three-year term. At this Annual Meeting, the terms of the Class I directors will expire.

The three nominees for Class I director are Frank Ianna, Stephanie Pace Marshall, Ph.D. and William F. Souders. The Board of Directors intends to nominate each of these individuals for new terms that will expire at the 2008 Annual Meeting or until their successors are elected and qualified. Unless otherwise instructed by the stockholder, it is intended that the shares represented by the enclosed proxy will be voted for the nominees named below, each of whom has been selected by the Board of Directors. Mellody L. Hobson, who is currently a Class I director, will not stand for re-election. Class II and Class III directors will continue in office for the remainder of their terms.

Management is not aware of any other proposed nominees for directors. Management anticipates that all of the nominees will be able to serve. However, if any nominee is unable to serve at the time of the Annual Meeting, the proxy will be voted for a substitute nominee nominated by the Nominating and Governance Committee of the Board of Directors and selected by the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR FRANK IANNA, STEPHANIE PACE MARSHALL, PH.D. AND WILLIAM F. SOUDERS AS CLASS I DIRECTORS TO HOLD OFFICE UNTIL THE 2008 ANNUAL MEETING OR UNTIL THEIR SUCCESSORS ARE ELECTED.

Class I Nominees for Election Whose Terms Will Expire in 2008

Frank Ianna, 55, Director since 2004. President, Network Services, AT&T Corporation (telecommunications service provider), 1998-2003. Various executive and senior management positions at AT&T from 1990-1998.	Stephanie Pace Marshall, Ph.D., 59, Director since 1996. Founding President, Illinois Mathematics and Science Academy since 1986.
William F. Souders, 76, Director since 1990. Chairman and Chief Executive Officer, Emery Air Freight Corporation (air freight carrier), 1988-1989. Executive Vice President and Director, Xerox Corporation (business machines and systems), 1974-1986.
Class II Directors Continuing in Office Until 2006

Bo Hedfors, 61, Director since 2003. Founder and President, Hedfone Consulting, Inc. (telecommunications and Internet consulting), since 2002. President, Global Wireless Infrastructure business at Motorola (telecommunications supplier), 1998-2002. President and CEO, Ericsson, Inc. (telecommunications supplier), 1994-1998.	Michael E. Lavin, 59, Director since 2003. Midwest Area Managing Partner, KPMG LLP (accounting firm), 1993-2002.
Jan H. Suwinski, 63, Director since 1997. Professor of Business and Operations, Cornell University, Johnson Graduate School of Management, since 1997. Executive Vice President, OptoElectronics Group, Corning Incorporated (optical fiber and components manufacturer), 1990-1996.

Class III Directors Continuing in Office Until 2007

Michael J. Birck, 67, Director since 1975. Chairman and Co-Founder of Tellabs. Chairman since 2000; Chief Executive Officer, 2002-2004; Chief Executive Officer and President, 1975-2000.
Frederick A. Krehbiel, 63, Director since 1985. Chief Executive Officer of Molex Incorporated (electrical components manufacturer), since 2004. Co-Chairman of the Board since 1999; Co-Chief Executive Officer, 1999-2001; Chairman of the Board, 1993-1999; Chief Executive Officer 1988-1999.
Krish A. Prabhu, 50, Director since 2004. Chief Executive Officer and President since 2004; Partner, Morgenthaler Ventures 2001-2004 (private investment firm); Chief Operating Officer of Alcatel Telecom, 1999-2001 (telecommunications supplier); Chief Executive Officer of Alcatel USA, 1997-1999; various senior management positions at Alcatel 1991-1997; various management and research and development positions at Rockwell Network Transmission Division (now Alcatel) 1984-1991.

Mr. Birck is a director of Molex Incorporated and Illinois Tool Works, Inc. Mr. Hedfors is a director of Openwave Systems Inc. and SwitchCore AB. Mr. Krehbiel is a director of DeVry, Inc. and W.W. Grainger. Mr. Lavin is a director of Peoples Energy Corporation. Mr. Suwinski is a director of THOR Industries, Inc. and Ohio Casualty Group. No director has any family relationship with any other director.

The Company offers industry, market, corporate governance and financial education opportunities for Board members. Each independent Board member is required to participate in educational programs (both internal and external) as deemed appropriate by the Board member. The Board has adopted guidelines that require a director to offer to resign if the director changes employment, retires or has a significant change in his or her roles/responsibilities outside the Company. A director also must receive approval from the Board prior to accepting a director position at any public company or a private company in a related business. Additionally, Board members are required to offer not to run for re-election for a term which will begin after their 72nd birthday. Mr. Souders offered not to run for the upcoming term that will begin after his 72nd birthday, and the Board declined his offer.

Committees of the Board

The Board of Directors has a standing Audit and Ethics Committee, Compensation Committee and Nominating and Governance Committee.

Audit and Ethics Committee

The current members of the Audit and Ethics Committee are Messrs. Lavin (chairperson), Krehbiel, Souders and Ms. Hobson. Effective after this Annual Meeting, Mr. Hedfors will replace Ms. Hobson on the Audit and Ethics Committee. The Audit and Ethics Committee has responsibilities set forth in its charter with respect to reviewing the independent auditor’s examination and reporting to the Board with respect thereto and for overseeing the execution of corporate financial and ethical responsibilities and risk management. The Board has also made the Audit and Ethics Committee responsible for reviewing any related-party transactions involving the Company’s officers or directors for potential conflicts of interest situations. To monitor compliance with applicable laws, rules and regulations, the Audit and Ethics Committee has adopted the Tellabs Integrity Policy, a code of ethics applicable to all directors, officers and employees. The Integrity Policy ensures prompt and consistent enforcement of the code, protection for persons reporting questionable behavior, clear and objective standards for compliance and a fair process by which to determine violations. A copy of the Tellabs Integrity Policy is available on the Company’s website at tellabs.com/investors.

The Audit and Ethics Committee receives reports from the Company’s ethics officer on any related party transactions, code of ethics issues or other conflict of interest situations. The Board has determined that each member of the Audit and Ethics Committee is both independent and an audit committee financial expert, as defined by SEC guidelines and as required by the applicable NASDAQ listing standards. The Audit and Ethics Committee’s report is included later in this document and the Audit and Ethics Committee’s charter is available on the Company’s website at tellabs.com/investors.

Compensation Committee

The current members of the Compensation Committee are Messrs. Souders (chairperson) and Suwinski, Ms. Hobson and Ms. Marshall. Effective after this Annual Meeting, Mr. Ianna will replace Ms. Hobson on the Compensation Committee. The Compensation Committee has the responsibilities set forth in its charter with respect to reviewing performance and determining compensation for the executive officers of the Company and for administering the Company’s equity-based compensation plans. All members of the Compensation Committee are independent as defined by NASDAQ listing standards. The Compensation Committee’s report on executive compensation is included later in this document and the Compensation Committee’s charter is available on the Company’s website at tellabs.com/investors.

Nominating and Governance Committee

The members of the Nominating and Governance Committee are Messrs. Suwinski (chairperson), Hedfors and Lavin and Ms. Marshall. The Nominating and Governance Committee has the responsibilities set forth in its charter. Generally, the Nominating and Governance Committee is responsible for: evaluating Board composition, performance and compensation; soliciting, evaluating and making recommendations for candidates to the Board, including candidates recommended by stockholders; making recommendations regarding corporate governance matters and practices; and providing oversight of the Board’s operational structure and accountability. The Nominating and Governance Committee also conducts an annual review of the Board, each Board Committee and the Chairman of the Board with input received from the Board and members of the Company’s management. The Nominating and Governance Committee has appointed, and has oversight over, a disclosure committee consisting of senior executives from the legal, finance, corporate communications and investor relations functions of the Company. The Nominating and Governance Committee’s charter is available on the Company’s website at tellabs.com/investors.

All members of the Nominating and Governance Committee are independent as defined by NASDAQ listing standards. Stockholders who wish to communicate with this Committee concerning potential director candidates may do so by corresponding with the Secretary of the Company. These communications should include the name, biographical data and any other relevant information about the individual who is the subject of the communication. In evaluating director candidates, the Committee considers a variety of factors including independence, business experience and expertise, industry and technology experience and other related experience and knowledge. The Nominating and Governance Committee is authorized to hire a third party to assist with director nominations.

Meetings Held in 2004

During 2004, 14 meetings of the Board of Directors, 11 meetings of the Audit and Ethics Committee, nine meetings of the Compensation Committee and four meetings of the Nominating and Governance Committee were held. Each of the directors attended at least 75 percent of the aggregate of the total number of Board meetings and the meetings of the committees on which such director served during 2004. All of the directors attended the 2004 Annual Meeting of Stockholders. The Board has adopted a policy requiring each Board member to attend the Annual Meeting of Stockholders.

Executive Sessions

Following the regular Board meetings, the independent directors conduct separate meetings of only the independent directors. The Board has a lead director role that rotates among the chairpersons of the Board committees and is responsible for leading the independent director meetings. The Board and each Committee are authorized to directly engage outside consultants and legal counsel to assist and advise.

Director Compensation

For 2004, each director, who was not an officer of the Company, was paid an annual retainer of $30,000 plus a fee of $1,500, and expenses, for each Board of Directors meeting attended in person and $1,000 for each substantive telephonic board meeting. Additionally, each director, who was not an officer of the Company, was paid a committee meeting fee of $1,000 for each committee meeting attended in person and $500 for each substantive telephonic meeting. The Chairperson of the Audit and Ethics Committee also received a $4,000 annual retainer. No other additional retainers for committee members were paid during 2004. The directors are given the opportunity to allocate their annual retainer and meeting fees into the Company’s deferred income plan. Such allocation can be in the form of cash or stock units (each of which represents the right to receive a share of Company common stock) as requested by the director making the deferral.

The Company’s 1987 Stock Option Plan for Non-Employee Corporate Directors provides for the non-discretionary grant of stock options to non-employee directors of the Company. For 2004, the Company approved a resolution pursuant to the Company’s 2004 Incentive Compensation Plan, providing that each non-employee director, on the date such person is elected as a non-employee director, will be granted stock options to purchase 10,000 shares of the Company’s stock. If such person is still serving as a non-employee director, such person will be granted stock options to purchase 10,000 additional shares each year thereafter on the anniversary of the last day of the month in which the initial options were granted. One-third of the initial option grant becomes exercisable in cumulative annual installments. Annual stock options granted on the anniversaries of the initial grants become exercisable, in full, six months from the date of grant.

In January 2005, the Nominating and Governance Committee reviewed the overall compensation of the Board of Directors. This review was based on benchmarking data provided by a independent third-party consultant. Based on this data, the Nominating and Governance Committee determined that no adjustment to the annual retainer or meeting fees would be made for 2005. However, it was determined that the chairpersons of the Compensation Committee and the Nominating and Governance Committee will receive an annual retainer of $4,000 and the chairperson of the Audit and Ethics Committee shall receive a retainer of $8,000. The Nominating and Governance Committee also determined that the annual stock option grant for 2005 should be increased to 15,000 options to purchase shares and will also include a restricted stock unit award of 2,000 shares. Both equity components will vest with respect to 100% of the options or shares on the one-year anniversary of the grant date and shall have a term of 10 years.

Options granted under the 1987 Stock Option Plan prior to 1999 may not be assigned and, during the lifetime of the director, may be exercised only by him or her. Options granted during 1999 and thereafter may be transferred by the director to the spouse, children, or grandchildren (“Immediate Family Members”) of the director or to a trust for the exclusive benefit of such Immediate Family Members or a partnership in which such Immediate Family Members are the only partners. Options granted to non-employee directors under the 2004 Incentive Compensation Plan are not transferable.

If a director ceases to be a director of the Company for any reason other than death or disability, any options may be exercised, subject to the expiration date of the options, for three months after such termination, but only to the extent such options were exercisable on the date of termination (seven months in the event of a change in control as defined in the 1987 Stock Option Plan). If a directorship is terminated because of death or disability, the option may be exercised subject to the expiration date of the option, for up to one year (three years for terminations due to a disability) after such termination, but only to the extent the option was exercisable on the date of death or disability. In the event a directorship is terminated due to the death of a director, such director’s unvested options shall vest 100 percent.

The Nominating and Governance Committee is responsible for establishing stock ownership guidelines for the Board members. Under such guidelines, each Board member is required to own 1,000 shares outright on or before the first anniversary of their appointment as Board members and 2,000 shares on or before their second anniversary.

Executive Compensation

The table below sets forth certain information for fiscal years 2004, 2003 and 2002 with respect to the annual and other compensation paid by the Company to (i) the chief executive officer; (ii), the former chief executive officer and (iii) the other four executive officers of the Company who were most highly compensated in fiscal year 2004 (collectively, the “Named Executive Officers”) for services in all capacities to the Company and its subsidiaries.

Summary Compensation Table

		Annual Compensation			Long-Term Compensation
Name and Principal Position	Year	Salary	Bonus	Other Annual Compen- sation	Restricted Stock Awards ($)(1)	Securities Underlying Options/ SARs #	All Other Compen- sation
Krish A. Prabhu(2) Chief Executive Officer and President	2004 2003 2002	$713,846 — —	$100,000 — —	$15,004 — —	$1,001,000 — —	400,000 — —	$53,894 — —

Michael J. Birck(3) Chairman of the Board and Former Chief Executive Officer	2004 2003 2002	$517,901 $533,850 $488,070	— — —	— $229 $2,730	— — —	— 100,000 200,000	$306,749 $259,904 $358,346

Timothy J. Wiggins(4) Executive Vice President and Chief Financial Officer	2004 2003 2002	$313,846 $228,457 —	$100,000 $50,000 —	$2,746 $2,606 —	$37,240 $115,800 —	42,300 120,000 —	$30,971 $13,079 —

Stephen M. McCarthy(5) Executive Vice President	2004 2003 2002	$300,385 $277,060 $276,059	$100,000 $27,500 —	$2,844 $2,712 $3,859	$35,378 — —	120,000 30,000 100,250	$41,924 $44,899 $48,380

J. Thomas Gruenwald(6) Executive Vice President	2004 2003 2002	$284,833 $250,962 $249,616	$100,000 $25,000 —	$80,523 $2,795 $4,642	$33,516 — —	37,600 30,000 100,250	$90,280 $86,249 $88,893

James M. Sheehan(7) Executive Vice President, General Counsel and Secretary	2004 2003 2002	$263,167 $240,924 $202,497	$100,000 $48,000 —	$1,367 $2,376 $2,047	$30,723 — —	35,000 80,000 80,250	$33,773 $38,802 $37,640

(1)	For Mr. Prabhu, represents the value on the grant date of a restricted stock unit award granted on February 20, 2004 in the amount of 100,000 shares. Such shares will vest, subject to continued service with the Company, with respect to 20% of the shares on February 20, 2005, an additional 20% of the shares on February 20, 2006 and an additional 60% of the shares on February 20, 2007. The value of these shares as of December 31, 2004 was $859,000. For Mr. Wiggins, Mr. McCarthy, Mr. Gruenwald and Mr. Sheehan, represents the value on the grant date of a restricted stock unit award granted on October 4, 2004 in the amount of 4,000, 3,800, 3,600 and 3,300 shares, respectively. Such shares will vest, subject to continued service with the Company, with respect to 20% of the shares on July 1, 2005, an additional 20% of the shares on July 1, 2006 and an additional 60% of the shares on July 1, 2007. The value of these shares as of December 31, 2004 was $34,360 for Mr. Wiggins; $32,642 for Mr. McCarthy; $30,924 for Mr. Gruenwald; and $28,347 for Mr. Sheehan. For 2003, represents the value on the grant date of a restricted stock award granted to Mr. Wiggins on March 31, 2003 in the amount of 20,000 shares. Such shares vest with respect to 100% of the shares on March 31, 2006. The value of these shares as of December 31, 2004 was $171,800. Unless these shares are forfeited, and in the event the Company declares a dividend, all restricted stock awards reflected in the table above are eligible to receive dividends. To date, the Company has not declared any dividends.
(2)	Amounts of Other Annual Compensation include relocation payments in the amount of $11,202 and amounts paid as reimbursement for taxes paid on certain medical and life insurance benefits in the amount of $3,802. Amounts of All Other Compensation include (i) $28,685 earned for 2004 representing contributions to the Company’s deferred compensation plan; (ii) $8,200 for matching contributions and $4,100 for a discretionary match under the Company’s Advantage Program; and (iii) $12,909 for premiums paid for life insurance. Mr. Prabhu was named Chief Executive Officer effective as of February 12, 2004.
(3)	Amounts of Other Annual Compensation include $229 for 2003 and $2,730 for 2002 as amounts paid as reimbursement for taxes paid on certain medical and life insurance benefits. Amounts of All Other Compensation include (i) $275,906 earned for 2004, $211,548 earned for 2003, and $246,344 earned for 2002, as preferential above-market interest on deferred compensation; (ii) $8,200 for 2004, $6,000 for 2003 and $2,471 for 2002 representing matching contributions and $4,100 for 2004 representing a discretionary match under the Company’s Advantage Program; (iii) $18,543 earned for 2004, $32,356 earned for 2003 and $56,738 earned for 2002 representing contributions to the Company’s deferred compensation plan; (iv) $10,000 for 2003 and $10,000 for 2002 for retirement contributions; and (v) $42,793 for 2002 for a split-dollar life arrangement. Mr. Birck resigned as Chief Executive Officer effective as of February 12, 2004.
(4)	Amounts of Other Annual Compensation include $2,746 for 2004 and $2,606 for 2003 as amounts paid as reimbursement for taxes paid on certain medical and life insurance benefits. Amounts of All Other Compensation include (i) $8,200 for 2004 and $462 for 2003 representing matching contributions and $4,100 for 2004 representing a discretionary match under the Company’s Advantage Program; (ii) $9,346 earned for 2004 and $1,154 earned for 2003 representing contributions to the Company’s deferred compensation plan; and (iii) and $9,325 for 2004 and $8,848 for 2003 for premiums paid for life insurance; and (iv) $2,615 for 2003 for retirement contributions. Mr. Wiggins was named Chief Financial Officer on March 31, 2003.
(5)	Amounts of Other Annual Compensation include (i) $2,844 for 2004, $2,712 for 2003 and $3,859 for 2002 as amounts paid as reimbursement for taxes paid on certain medical and life insurance benefits. Amounts of All Other Compensation include (i) $13,599 earned for 2004, $10,427 earned for 2003 and $12,142 earned for 2002, as preferential above-market interest on deferred compensation; (ii) $8,200 for 2004, $6,763 for 2003 and $0 for 2002 representing matching contributions and $4,100 for 2004 representing a discretionary match under the Company’s Advantage Program; (iii) $6,367 earned for 2004, $10,599 earned for 2003 and $17,460 earned for 2002 representing contributions to the Company’s deferred compensation plan; (iv) $9,658 for 2004, $8,778 for 2003 and $8,778 for 2002 for premiums paid for life insurance; and (v) $8,332 for 2003 and $10,000 for 2002 for retirement contributions.
(6)	Amounts of Other Annual Compensation include (i) relocation payments in the amount of $75,936; and (ii) $4,587 for 2004, $2,795 for 2003 and $4,642 for 2002 as amounts paid as reimbursement for taxes paid on certain medical and life insurance benefits. Amounts of All Other Compensation include (i) $60,839 earned for 2004, $46,647 earned for 2003 and $54,320 earned for 2002, as preferential above-market interest on deferred compensation; (ii) $8,200 for 2004, $6,134 for 2003 and $1,490 for 2002 representing matching contributions and $3,817 for 2004 representing a discretionary match under the Company’s Advantage Program; (iii) $4,594 earned for 2004, $17,847 earned for 2003 and $14,909 earned for 2002 representing contributions to the Company’s deferred compensation plan; (iv) $12,830 for 2004, $9,492 for 2003 and $9,492 for 2002 for premiums paid for life insurance; and (v) $6,129 for 2003 and $8,682 for 2002 for retirement contributions.
(7)	Amounts of Other Annual Compensation include (i) $1,367 for 2004, $2,376 for 2003 and $2,047 for 2002 as amounts paid as reimbursement for taxes paid on certain medical and life insurance benefits. Amounts of All Other Compensation include (i) $10,629 earned for 2004, $8,150 earned for 2003 and $9,490 earned for 2002, as preferential above-market interest on deferred compensation; (ii) $8,200 for 2004, $6,800 for 2003 and $2,927 for 2002 representing matching contributions and $4,100 for 2004 representing a discretionary match under the Company’s Advantage Program; (iii) $6,202 earned for 2004, $12,097 earned for 2003 and $11,082 earned for 2002 representing contributions to the Company’s deferred compensation plan; (iv) $4,642 for 2004, $4,155 for 2003 and $4,155 for 2002 for premiums paid for life insurance; and (v) $7,600 for 2003 and $9,986 for 2002 for retirement contributions.

Option/SAR Grants in Last Fiscal Year

The table below sets forth certain information with respect to stock options granted during fiscal 2004 to the Named Executive Officers under the Company’s employee stock option plans. No stock appreciation rights were granted to the Named Executive Officers in 2004.

	Individual Grants					Value(1)
Name	Options Granted (#)		% of Total Options/SARs Granted to Employees in Fiscal Year		Exercise or Base Price ($/Shares)		Expiration Date	Grant Date Present Value ($)
Krish A. Prabhu	400,000	(2)	8.61%			$10.20	02/11/14		$2,509,400

Michael J. Birck	—		—			—	—		—

Timothy J. Wiggins	42,300	(3)	.91%			$9.31	10/04/14		$230,696

Stephen M. McCarthy	80,000 40,000	(2) (3)	1.72 .86	% %	$ $	9.10 9.31	01/28/14 10/04/14	$ $	447,760 218,152

J. Thomas Gruenwald	37,600	(3)	.81%			$9.31	10/04/14		$205,063

James M. Sheehan	35,000	(3)	.75%			$9.31	10/04/14		$190,883
(1)	The estimated present value at grant date of stock options granted during fiscal 2004 with an expiration date of 10/4/14 has been calculated using the Black-Scholes option pricing model, based upon the following assumptions: an expected time until exercise of 4.62 years; a risk-free interest rate of 3.44%; a volatility rate of 70.46%; and a dividend yield of 0.0%. The estimated present value at grant date for stock options granted during fiscal 2004 with an expiration date of 2/11/14 and 1/28/14 has been calculated using the Black-Scholes option pricing model, based upon the following assumptions: an expected time until exercise of 5 years; a risk-free interest rate of 3.40%; a volatility rate of 72.20%; and a dividend yield of 0.0%. The approach used in developing the assumptions upon which the Black-Scholes valuations were calculated is consistent with the requirements of Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation and Statement of Financial Accounting Standards No. 148 Accounting for Stock-Based Compensation — Transition and Disclosure — an amendment of SFAS No. 123.
(2)	All stock options become exercisable in cumulative annual installments of 20% of the shares covered thereby on the first anniversary of the grant date, 20% of the shares on the second anniversary of the grant date and 60% of the shares on the third anniversary of the grant date, subject to acceleration in the event of a change in control or death or disability.
(3)	All stock options become exercisable in cumulative annual installments of 20% of the shares covered thereby on 7/1/05, 20% of the shares on 7/1/06 and 60% of the shares on 7/1/07, subject to acceleration in the event of a change in control or death or disability.

Option Exercises

The table below sets forth certain information with respect to options exercised by the Named Executive Officers during fiscal 2004 and with respect to options held by the Named Executive Officers at the end of fiscal 2004. None of the Named Executive Officers held any stock appreciation rights on that date.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

			Number of Securities Underlying Unexercised Options at FY-End (#)		Value of Unexercised In-the-Money Options at FY-End ($)(1)
Name	Shares Acquired on Exercise (#)	Value Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Krish A. Prabhu	0	$0	0	400,000	$0	$0
Michael J. Birck	0	$0	120,000	180,000	$263,800	$389,200
Timothy J. Wiggins	0	$0	29,000	133,300	$78,360	$243,440
Stephen M. McCarthy	0	$0	192,750	208,000	$141,540	$179,160
J. Thomas Gruenwald	0	$0	187,750	125,600	$141,540	$179,160
James M. Sheehan	0	$0	152,292	146,248	$140,252	$236,960

(1)	The value of unexercised options at the end of fiscal 2004 is based on the closing price of $8.59 reported on the Nasdaq National Market System on December 31, 2004, the last trading day of fiscal 2004, less the exercise price payable for such shares.

Compensation Committee Interlocks and Insider Participation

All decisions regarding the compensation of the executive officers were made by the Compensation Committee of the Board of Directors, which is composed entirely of non-employee, independent members of the Board of Directors. Although Messrs. Birck and Prabhu made recommendations to the Committee with regard to the compensation of the other executive officers, including the other Named Executive Officers, they did not participate in the Committee’s deliberations with respect to their own compensation.

Compensation Committee Report on Executive Compensation

The following Compensation Committee Report on Executive Compensation and the performance graph included elsewhere in this proxy statement do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this report or the performance graph by reference therein.

The Compensation Committee of the Board of Directors has furnished the following report on executive compensation:

The Compensation Committee follows a compensation philosophy that utilizes, as a significant determinant, the financial performance of the Company, along with the achievement of strategic corporate objectives and the individual performance of the executive officers. By doing so, it is the belief of the Compensation Committee that the Company’s management will focus on meeting both financial and non-financial corporate goals that, in turn, should enhance stockholder value. The Company’s compensation package for executive officers is a combination of base annual compensation, in the form of salary and other benefits, incentives in the form of payments under the global bonus programs, and long-term compensation through grants of options and restricted stock units under the Company’s stock option and restricted stock plans.

For 2004, the Compensation Committee evaluated the performance of the executive team, including the Named Executive Officers and Mr. Prabhu (for the period he was in his role with the Company). To perform the evaluation, the Compensation Committee discussed with Mr. Prabhu the overall performance of the executive team and Mr. Prabhu stressed the importance of building the team and his focus and the focus of the executives on accomplishing the team goals and objectives. These goals and objectives were focused on three areas: energizing the Company’s core business, establishing a presence in data and expanding into adjacent markets. Mr. Prabhu also shared that each executive team member had received 360 degree feedback from their supervisor, their peers and their direct reports for developmental purposes and each executive participated in review sessions and prepared development goals in response to the feedback.

In determining base salaries for the executive officers, including the Named Executive Officers, the Compensation Committee considered the performance of each executive officer and the Company during the preceding fiscal year as described above, such executive officer’s salary history and the terms of any applicable employment agreement. The Committee also received a review and analysis by a compensation consultant of the salaries of the executive officers, including the Named Executive Officers. Based on those results, the Committee determined to increase the salaries of the other Named Executive Officers, except Mr. Birck. Mr. Birck’s salary was decreased following his resignation as Chief Executive Officer effective February 12, 2004. The Committee used third-party market analysis and a compensation consultant to review Mr. Birck’s and Mr. Prabhu’s compensation packages at the time Mr. Prabhu joined the Company. Mr. Prabhu’s final compensation package was determined following negotiations with Mr. Prabhu prior to joining the Company.

The compensation and benefits package for 2004 also included a bonus program. All employees, including the Named Executive Officers and Mr. Prabhu, were eligible to participate in any payouts under the bonus program. Payout of the bonus was contingent on the achievement of certain financial criteria, including operating income and revenue targets. For 2004, individual pay-outs under the bonus program for the Named Executive Officers including, Mr. Prabhu, were targeted at 50 percent of annual salary.

During 2004, the financial objectives were partially met and a portion of the targeted amounts for payout were made under the 2004 bonus program to the employees and the executive officers, including the Named Executive Officers and Mr. Prabhu. Based on management’s recommendation and in recognition of the efforts of the executive team as a whole, the Compensation Committee approved the same bonus payouts for each of the executive officers eligible to participate, including the Named Executive Officers and Mr. Prabhu. Mr. Birck discussed his proposed payout under the bonus program with the Compensation Committee and Mr. Birck made a recommendation to the Compensation Committee to forego his bonus payment for the 2004 fiscal year. The Compensation Committee agreed with his recommendation and did not authorize a bonus payment to him for the 2004 fiscal year.

The final piece of the compensation package for executive officers is awards under the Company’s equity incentive compensation plans. In general, the Company has used equity awards as an integral part of its compensation program for executive officers and for employees throughout the Company with a view toward giving the executive officers and employees a stake in the Company’s future and compensation opportunities directly aligned with the creation of stockholder value. Stock options and restricted stock unit awards were made to the executive officers, including the Named Executive Officers and Mr. Prabhu during 2004.

The Compensation Committee does not believe that the provisions of Internal Revenue Code Section 162(m) relating to the deductibility of compensation paid to the Named Executive Officers will limit the deductibility of such compensation expected to be paid by the Company. The Compensation Committee will continue to evaluate the impact of such provisions and take such actions as it deems appropriate including the payment of compensation under circumstances where the deductibility of such compensation may be limited by Internal Revenue Code Section 162(m).

March 17, 2005
William F. Souders (chairperson)
Mellody L. Hobson
Stephanie Pace Marshall, Ph.D.
Jan H. Suwinski
Members of the Compensation Committee
as of December 31, 2004

Employment Agreements

In June 2002, the Company entered into an employment agreement with Mr. Birck in connection with his transition from Chairman of the Board to Chairman of the Board and Chief Executive Officer. Under the terms of his employment agreement, Mr. Birck is entitled to an annual salary of $750,000, subject to possible adjustments in accordance with the Company’s annual review process, and to participate in the annual bonus plans at a target of not less than 50% of his annual salary. Mr. Birck’s employment agreement has an initial term of two years, and unless earlier terminated or not renewed, will renew for additional one-year periods commencing on the first anniversary thereof. In the event of termination without cause (including his resignation due to constructive discharge), Mr. Birck will be entitled to a lump sum severance benefit equal to his annual salary and target bonus payable for the remaining term, and to the vesting of stock option awards, if any, and continuation of certain executive and employee benefits. Under the terms of the employment agreement, for a period of two years following his termination of employment for any reason, Mr. Birck is restricted from becoming associated with a direct competitor of the Company, or from hiring any employees of the Company or soliciting any person or entity to terminate their relationship with the Company. Following Mr. Birck’s resignation as Chief Executive Officer effective February 12, 2004, his annual salary under his employment agreement as Chairman of the Board was adjusted to $500,000.

The Company entered into an employment agreement with Mr. Prabhu which includes terms and provisions substantially similar to Mr. Birck’s agreement. Mr. Prabhu’s agreement provides for an annual salary of $800,000 for the two year term of his employment agreement. Messrs. Birck and Prabhu elected to not renew their employment agreements and the agreements will terminate on their own terms in February 2006, unless they are renewed or extended prior to that date.

In addition to the foregoing agreements, the Company entered into revised Change in Control Employment Agreements in 2003 (the “Agreements”) with all of its senior executive officers at the time, including the Named Executive Officers.

The Agreements address certain rights that become effective upon the occurrence of a change in control of the Company (as defined in the Agreements). The change in control agreement was revised to include a change in management provision whereby such change would occur in the event that (a) Michael J. Birck is not for any reason the Chief Executive Officer of the Company or (b) if a business combination which is not a change in control shall occur, Michael J. Birck is not for any reason the Chief Executive Officer of the resulting corporation. Mr. Birck’s resignation triggered these Agreements. Mr. Birck’s Agreement was not revised to provide for a change in management circumstance.

The Agreements for the Named Executive Officers, other than Messrs. Birck and Prabhu, further provide for (i) an employment term of three years, in the event of a change in control of the Company commencing on the date of the change in control; and (ii) compensation, including annual salary, incentive bonuses and employee benefits, no less favorable than those in effect on such date. In addition, if an individual’s employment is terminated within such employment term, other than due to death, disability or cause (as defined in the Agreements) or the individual resigns for good reason (as defined in the Agreements) then he will be entitled to receive (i) a lump sum cash payment equal to the sum of salary payments for 36 months (24 months for a change in management) plus a pro rata share of the estimated amount of any target bonus which would have been payable for the bonus period that includes the termination date; (ii) the value of the incentive compensation, if any, to which he would have been entitled had he remained in the employ of the Company for 36 calendar months (24 months for a change in management) and (iii) if the triggering event was a change in control, an amount equal to 36 months of bonus at the target rate.

In addition, the Company will be obligated to continue to maintain the individual’s employee benefits for such 36-month period (24 months for a change in management) and to pay to the individual the amount of any excise taxes, together with the additional income tax related to such excess amounts, imposed upon the payments and benefits provided under the Agreements. Unless otherwise paid out or terminated, the change in control agreement with Mr. Gruenwald will expire on its terms in February 2006 and the agreements with the other Named Executive Officers will expire on their terms in February 2007.

Proposal To Approve The 2005 Tellabs, Inc. Employee Stock Purchase Plan

I.	Background

The stockholders are being asked to approve the adoption of the 2005 Tellabs, Inc. Employee Stock Purchase Plan (the “Purchase Plan”), under which ten million (10,000,000) shares of Common Stock will be reserved for issuance. The Purchase Plan was recommended by the Compensation Committee (the “Committee”) and approved by the Board of Directors on February 10, 2005 and upon stockholder approval of this proposal, will become effective June 1, 2005. The Purchase Plan is designed to allow eligible employees and eligible employees of participating subsidiaries (whether now existing or subsequently established) to purchase shares of Common Stock at certain intervals through accumulated payroll deductions elected under the Purchase Plan. Prior to the merger between the Company and Advanced Fibre Communications, Inc., (“AFC”) on November 30, 2004, former AFC employees had been contributing to a qualified employee stock purchase plan similar to the Purchase Plan. The Company believes the Purchase Plan will help the Company to retain and attract employees in the future.

The following is a summary of the principal features of the Purchase Plan. The summary, however, does not purport to be a complete description of all the provisions of the Purchase Plan. The full text of the Purchase Plan is attached to this Proxy Statement as Exhibit A.

II.	Summary of the Purchase Plan

A.  Purpose

The purpose of the Purchase Plan is to encourage broad-based employee stock ownership thereby enhancing employee commitment and loyalty to the Company. Additionally, the Purchase Plan will assist the Company in attracting and retaining employees by providing participating employees with equity opportunities intended to further align their interests with the Company and its stockholders.

B.  Eligibility and Participation

To be eligible to participate in the Purchase Plan, an employee must (i) be ordinarily employed by the Company or a participating subsidiary for at least twenty (20) hours per week and more than five (5) months in any calendar year, (ii) not own 5% or more of the combined voting power or value of the Company’s capital stock or that of any related company, and (iii) have been employed for at least three (3) months prior to the first day of an offering period.

C.  Securities Subject to the Purchase Plan

The number of shares of Common Stock reserved for issuance under the Purchase Plan will be limited to ten million (10,000,000) shares. The shares issuable under the Purchase Plan may be made available from authorized but unissued shares of Common Stock or from shares of Common Stock repurchased by the Company, including shares repurchased on the open market.

D.  Offering Periods

Shares of Common Stock will be offered under the Purchase Plan through a series of offering periods as established by the Compensation Committee from time to time. Offering periods may not be longer then six months. The initial offering period will be the five-month period beginning June 1, 2005 through October 31, 2005 and subsequent offering periods will be the six-month periods beginning each May 1 and November 1, unless changed by the Committee.

E.  Payroll Deductions and Stock Purchases

Participants may contribute on an after-tax basis from 1% to 10% of their base pay (including overtime and bonuses) to purchase shares of Common Stock. The maximum percentage of base pay a Participant may contribute may be adjusted from time to time by the Committee, but may not be greater than 20%. At the end of each offering period, a participant will automatically purchase up to the number of full shares as their accumulated payroll deductions during such offering period may permit. Any payroll deductions which are not sufficient to purchase a full share shall be retained in the participant’s account for the next subsequent offering period. During any calendar year an employee may not purchase Common Stock through the Purchase Plan with an aggregate value (determined as of the date each purchase right is granted) that exceeds $25,000. Purchase rights will be granted on the first business day of each offering period and shares will be purchased on the last business day of each offering period.

Should the total number of shares of Common Stock to be purchased pursuant to outstanding purchase rights on any particular date exceed the number of shares then available for issuance under the Purchase Plan, then the Committee will make a pro-rata allocation of the available shares on a uniform and nondiscriminatory basis, and the payroll deductions of each participant, to the extent in excess of the aggregate purchase price payable for the shares pro-rated to such individual, will be refunded.

If a participant terminates his or her employment before the last business day of an offering period, amounts credited to his or her account will be paid in cash and will not be used to purchase Common Stock of the Company.

F.  Purchase Price

The purchase price per share will be equal to 85% (or such higher percentage as designated by the Committee) of the fair market value per share of the Common Stock on the purchase date. Alternatively, the Committee may designate the purchase price to be 85% (or such higher percent as designated by the Committee) of the lower of (i) the fair market value per share of Common Stock on the purchase date or (ii) the fair market value per share of Common Stock on the first business day of the applicable Offering Period.

G.  Administration

The Purchase Plan will be administered by the Committee or such other persons to whom the Committee may delegate its functions. The Committee will have full authority to adopt administrative rules and procedures and to decide questions of construction and interpretation regarding the Purchase Plan and determine an employee’s eligibility to participate in the Purchase Plan.

H.  Stockholder Rights

No participant will have any stockholder rights with respect to the shares covered by his or her purchase rights until the shares are actually purchased on the participant’s behalf and the participant has become a holder of record of the purchased shares. No adjustment will be made for dividends, distributions or other rights for which the record date is prior to the date of such purchase.

I.  Amendment and Termination

The Board of Directors or the Committee may at any time amend or terminate the Purchase Plan; provided that any amendment or termination shall not adversely affect any outstanding purchase rights.

J.  Assignability

Purchase rights granted under the Purchase Plan are not assignable or transferable except by will or the laws of descent and distribution.

K.  New Plan Benefits

Because benefits under the Purchase Plan will depend on employees’ elections to participate and the fair market value of the Company’s Common Stock at various future dates, it is not possible to determine the benefits that will be received by executive officers and other employees if the Purchase Plan is approved by the stockholders. Non-employee directors are not eligible to participate in the Purchase Plan.

L.  Federal Income Tax Consequences

The Purchase Plan is intended to be a qualified employee stock purchase plan under Section 423 of the Internal Revenue Code (the “Code”). It is not, however, intended to be a tax qualified retirement plan. Employees pay no tax when they enroll in the Purchase Plan or when they purchase shares of Common Stock pursuant to the Purchase Plan. This discussion is based on federal income tax laws in effect on the date of this Proxy Statement and is, therefore, subject to possible future changes in the law.

If the employee sells or otherwise disposes of the purchased shares within two years after the purchase right was granted (first business day of an offering period) or within one year after the purchase right was exercised and the shares were actually purchased (last business day of an offering period), then the participant will recognize ordinary income in the year of sale or disposition equal to the difference between the fair market value of the stock on the date the purchase right was exercised and the exercise price. Any additional gain or loss will be considered either long-term or short-term capital gain depending on the length of time the employee held the shares after exercising the purchase right.

If the participant sells or disposes of the purchased shares more than two years after the purchase right was granted (first business day of an offering period) and more than one year after the purchase right was exercised and the shares were actually purchased (last business day of an offering period), then the participant will recognize ordinary income. In the year of sale or disposition the amount of ordinary income recognized will be equal to the lesser of (i) the amount by which the fair market value of the shares at the time the purchase right was granted exceeds the purchase price (or, if the purchase price is based on the lower of the fair market value of the shares on (a) the date the purchase right was granted and (b) the purchase date, then the amount pursuant to this clause (i) will be the amount by which the fair market value of the shares at the time the purchase right was granted exceeds such fair market value discounted by the purchase price percentage) or (ii) the difference between the amount realized upon the disposition of the shares and the purchase price. Any additional gain upon the disposition will be taxed as a long-term capital gain.

Vote Required

The affirmative vote of a majority of the votes entitled to be cast by the holders of the Company’s Common Stock present or represented at the Annual Meeting and entitled to vote thereon is required to approve the Purchase Plan. Abstentions and shares not voted by stockholders of record present or represented at the Annual Meeting and entitled to vote, will have the same effect as a vote cast against the proposal.

Shares not voted by brokers and other entities holding shares on behalf of beneficial owners, and shares for which authority to vote is withheld, will have no effect on the outcome. Proxies received by the Company and not revoked prior to or at the Annual Meeting will be voted for this proposal and the adoption of the Purchase Plan unless otherwise instructed by the stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ADOPTION OF THE 2005 TELLABS, INC. EMPLOYEE STOCK PURCHASE PLAN.

Equity Compensation Plan Table

The table below summarizes information as of December 31, 2004, relating to equity compensation plans of the Company pursuant to which Common Stock is authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	36,411,702	$19.04	34,827,002
Equity compensation plans not approved by security holders (1)	30,799,568	$10.84	0
Total	67,211,270	$15.28	34,827,002

(1)	All of these options were issued pursuant to option plans that were assumed in merger transactions. The Company has not made, and will not make, any future grants or awards of equity securities under these plans.

Security Ownership of Certain Beneficial Owners

The table below sets forth certain information as of February 22, 2005, with respect to each person known by the Company (other than Mr. Birck, the Company’s Chairman), pursuant to a review of the filings with the SEC, to be the beneficial owner of more than five percent of the outstanding shares of the Common Stock of the Company.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
AXA Financial, Inc. (1) 1290 Avenue of the Americas New York, NY 10104	65,046,108	14.3%

(1)	The following subsidiaries of AXA Financial, Inc. have power to vote and to dispose of the following shares: AXA Investment Managers Paris — 8,790 shares with sole power to vote and to dispose; AXA Rosenberg Investment Management LLC — 110,500 shares with sole power to dispose; Advest, Inc. — 2,300 shares with shared power to vote and to dispose; Alliance Capital Management L.P. — 34,075,269 shares with sole power to vote, 7,224,567 shares with shared power to vote, and 64,493,688 shares with sole power to dispose; Boston Advisors, Inc. — 5,550 shares with sole power to vote and 422,120 shares with sole power to dispose; and AXA Equitable Life Insurance Company — 7,600 shares with sole power to vote and 8,710 shares with sole power to dispose.

Security Ownership of Management

The table below sets forth certain information as of February 22, 2005, with respect to the beneficial ownership of the Company’s outstanding shares of Common Stock by each current director of the Company, each nominee to become a director, each Named Executive Officer (as hereinafter defined), and all current executive officers and directors as a group.

Amount and Nature of Beneficial Ownership
Name of Beneficial Owner	Beneficial Ownership (excluding stock options)(1)	Exercisable Stock Options Within 60 Days of Feb. 22, 2005 (2)	Total Beneficial Ownership		Percent of Class(2)
Directors and Nominees:

Michael J. Birck One Tellabs Center 1415 West Diehl Road Naperville, IL 60563	35,880,296	120,000	36,000,296	(3)	7.9%

Frederick A. Krehbiel	101,000	34,000	135,000		*

Krish A. Prabhu	20,000	80,000	100,000		*

Frank Ianna	0	76,400	76,400		*

Jan H. Suwinski	34,000	34,000	68,000		*

Stephanie Pace Marshall, Ph.D	30,000	28,000	58,000		*

William F. Souders	16,000	34,000	50,000		*

Mellody L. Hobson	1,500	26,000	27,500		*

Michael E. Lavin	2,000	16,666	18,666		*

Bo Hedfors	2,000	14,666	16,666		*

Other Named Executive Officers:

Stephen M. McCarthy	1,510	212,500	214,010		*

J. Thomas Gruenwald	17,114	191,500	208,614		*

James M. Sheehan	15,864	155,292	171,156		*

Timothy J. Wiggins	20,020	54,000	74,020	(4)	*

All current executive officers and directors as a group (20 persons)	36,170,348	1,696,372	37,866,720		8.3%

*	Less than 1%
(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.
(2)	Based on shares outstanding of 454,941,582 on February 22, 2005. Shares of Common Stock subject to options exercisable within 60 days of February 22, 2005 are deemed to be outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person.
(3)	Includes 1,168,000 shares held by Mr. Birck’s spouse. Mr. Birck disclaims beneficial ownership of such shares. Also includes 21,455,437 shares held by Oak Street Investments, L.P., a family limited partnership of which Mr. Birck is a general partner.
(4)	Includes 20,000 shares of restricted stock directly held by Mr. Wiggins. See “Summary Compensation Table”.

Performance Graph

The graph below sets forth a comparison of the yearly change in the cumulative total stockholder return on the Company’s Common Stock against the cumulative total return of the NASDAQ Market Index, a broad-based market index, and the Dow Jones Telecommunications Equipment Index, a peer group of common stocks of 220 communications technology manufacturers, for the five-year period beginning January 1, 2000.

A FIVE-YEAR CUMULATIVE TOTAL RETURN COMPARISON*
(Stock Performance in Dollars)

*	Assumes $100 was invested on January 1, 2000 in each of the Company’s Common Stock, the Peer Group and the NASDAQ Market Index, and that dividends in the NASDAQ Market Index and the Peer Group were reinvested through the fiscal year ended December 31, 2004. This graph represents changes in the year end values; fluctuations in value during each year are not reflected.

**  The Dow Jones Telecommunications Equipment Index

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s officers and directors and persons who own more than 10 percent of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission.

During 2004, all such persons filed on a timely basis all reports required by Section 16(a) of the Securities Exchange Act of 1934, except for the following: Mr. Anders Gustafsson, a former officer of the Company, Mr. James Dite, an officer of the Company, and Dr. Stephanie Pace Marshall, a director of the Company, each filed one Form 4 late reporting one stock option grant. Ms. Mellody Hobson, a current director of the Company, filed an amended Form 3 that reported additional holdings that were inadvertently excluded from her initial Form 3. You can obtain a copy of such reports by visiting the Company’s website at tellabs.com/investors.

Transactions with Executive Officers, Directors and Others

Kevin Birck, the son of Michael Birck, Chairman of the Board of the Company, is employed by the Company as Director, Material Supply. During fiscal 2004, Kevin Birck received an aggregate salary of $148,996, which includes other standard benefits under the Company’s broad-based benefits plans, and a bonus payment of $27,066, under the Company’s broad-based bonus plan. All benefit and bonus payments made to Kevin Birck were made under benefit plans pursuant to which all domestic employees of the Company are eligible. Michael Birck was not involved in determining the compensation of Kevin Birck.

During the past fiscal year, the Company and its subsidiaries had no other transactions in which any other director or other executive officer, or any other member of their immediate family of any director or executive officer, had a material direct or indirect interest reportable under applicable Securities and Exchange Commission rules.

Audit and Ethics Committee Report

The following Audit and Ethics Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this report by reference therein.

The Audit and Ethics Committee of the Board of Directors has furnished the following report:

The Audit and Ethics Committee’s primary duties and responsibilities fall into four broad categories:

•	To serve as an independent and objective party to monitor the Company’s financial reporting process and internal control system;

•	To appoint, determine funding for, retain and oversee the work of the Company’s independent auditors and internal audit;

•	To review and appraise the audit efforts of the Company’s independent auditors and internal audit; and

•	To review and appraise the Company’s legal compliance and ethics systems.

The Audit and Ethics Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the Audit and Ethics Committee’s charter. A current copy of the charter is available on the Company’s website at tellabs.com/investors.

In overseeing the preparation of the Company’s financial statements, the Audit and Ethics Committee met with both management and the Company’s internal and independent auditors to review and discuss all financial statements, earnings releases and SEC filings prior to their issuance and to discuss significant accounting issues. Management advised the Audit and Ethics Committee that all financial statements were prepared in accordance with generally accepted accounting principles, and the Audit and Ethics Committee discussed the statements with both management and the internal and independent auditors. The Audit and Ethics Committee’s review included discussion with the independent auditors of matters required to be discussed pursuant to Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees).

With respect to the Company’s independent auditors, the Audit and Ethics Committee, among other things, discussed with Ernst & Young LLP matters relating to its independence, including disclosures made to the Audit and Ethics Committee as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and consideration of whether the provision of non-audit services by the auditors was compatible with the auditor’s independence. The Audit and Ethics Committee approves all non-audit services to be performed by the auditors as set forth in the Audit and Non-Audit Services Pre-Approval Policy. A copy of the policy is available on the Company’s website at tellabs.com/investors.

The Audit and Ethics Committee continued to monitor the scope and adequacy of the Company’s internal audit program, including proposals for adequate staffing and to strengthen internal procedures and controls where appropriate.

The Company’s management is responsible for preparing the Company’s financial statements. The Company’s independent auditors are responsible for auditing the financial statements. The activities of the Audit and Ethics Committee are in no way designed to supersede or alter those traditional responsibilities. The Audit and Ethics Committee’s role does not provide any special assurances with regard to the Company’s financial statements, nor does it involve a professional evaluation of the quality of the audits performed by the independent auditors.

Based upon its reviews and discussions and subject to the limitations on the roles and responsibilities of the Audit and Ethics Committee as described herein and in its charter, the Audit and Ethics Committee recommended to the Board of Directors that the Board of Directors approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, for filing with the Securities and Exchange Commission.

March 17, 2005

Michael E. Lavin (chairperson)
Mellody L. Hobson
Frederick A. Krehbiel
William F. Souders
Members of the Audit and Ethics Committee as of
December 31, 2004

Independent Auditors Fees and Services

The Company paid Ernst & Young LLP certain fees for services provided during fiscal years 2003 and 2004. Such fees were approximately as follows:

Year	Audit Fees (1)	Audit-Related Fees (2)	Tax Fees (3)	All Other Fees (4)
2004	$2,055,020	$280,665	$367,369	$1,061
2003	$906,000	$39,000	$352,000	$0

(1)	For 2004, includes fees related to Ernst &Young LLP’s audit of the Company’s management’s assessment of internal controls over financial reporting as required by the Sarbanes-Oxley Act of 2002, in addition to fees related to their audit of the Company’s financial statements.
(2)	For 2004, consists of fees for acquisition due diligence and accounting consultations. For 2003, consists of fees for benefit plan audits, acquisition due diligence, and accounting consultations.
(3)	For 2004 and 2003, consists of fees for tax compliance, tax audit assistance, and tax planning and advice.
(4)	Fees for assistance with an application for a local educational grant.

As set forth in the Audit and Ethics Committee Report, the Audit and Ethics Committee has considered and determined that the provisions of the non-audit services described above were compatible with maintaining the auditor’s independence. The Audit and Ethics Committee pre-approves all audit and non-audit services provided by Ernst & Young LLP to the Company and its subsidiaries and approves the overall scope and plans for their audit activities, including the adequacy of staffing and compensation. A current copy of the Pre-Approval Policy is available on the Company’s website at tellabs.com/investors.

Proposal to Ratify Appointment of Independent Auditors

The Company has selected Ernst & Young LLP, independent auditors, as the Company’s independent auditors in 2005, as it has done since 1997. Although action by the stockholders in this matter is not required, the Audit and Ethics Committee believes that it is appropriate to seek stockholder ratification of this appointment in light of the critical role played by independent auditors in maintaining the integrity of Company financial controls and reporting, and will seriously consider stockholder input on this issue. A representative of Ernst & Young LLP is expected to be present at the meeting to answer appropriate questions and, if the representative so desires, to make a statement.

The following proposal will be presented for action at the Annual Meeting by direction of the Board of Directors:

RESOLVED, that action by the Audit and Ethics Committee appointing Ernst & Young LLP as the Company’s independent auditors to conduct the annual audit of the Company’s consolidated financial statements and management’s assessment of internal controls over financial reporting for the current fiscal year is hereby ratified, confirmed and approved.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT AUDITORS.

Future Stockholder Proposals, Director Nominations and Stockholder Communications

For inclusion in the Company’s proxy statement and form of proxy with respect to the 2006 Annual Meeting of Stockholders, any proposals of stockholders must be received by the Secretary of the Company no later than November 19, 2005.

To nominate one or more directors for consideration at the 2006 Annual Meeting of Stockholders, a stockholder must provide notice, containing the information required by the Company’s by-laws, of the intent to make such nomination(s) by personal delivery or by mail to the Secretary of the Company, no later than November 19, 2005. Copies of those requirements will be sent to any stockholder upon written request. The Nominating and Governance Committee will evaluate any proposed nominees using similar criteria as utilized for other nominees and will consider such nominees in comparison to all other nominees. The Committee has no obligation to nominate any such individuals for election.

Additionally, if a proponent of a stockholder proposal at the 2006 Annual Meeting fails to provide notice of the intent to make such proposal by personal delivery or mail to the Secretary of the Company on or before November 19, 2005, (or by an earlier or later date, if such date is hereafter established by amendment to the Company’s by-laws), then any proxy solicited by management may confer discretionary authority to vote on such proposal.

The Company welcomes communications from stockholders to the Board of Directors. Such communications should be addressed to the Secretary of the Company who will review the communication and determine the appropriate handling of the communication. Alternatively, you may make contact through the Company’s website at tellabs.com/investors.

Other Matters

Management knows of no other matters which will be brought before the Annual Meeting, but if such matters are properly presented, the proxies solicited hereby will be voted in accordance with the judgment of the persons holding such proxies.
By Order of the Board of Directors,

James M. Sheehan
Secretary

March 17, 2005

Exhibit A

2005 TELLABS, INC.
EMPLOYEE STOCK PURCHASE PLAN
Effective June 1, 2005

1.  Purpose

The purpose of the Plan is to provide Employees of the Company and Participating Subsidiaries with an opportunity to purchase common stock of the Company through accumulated payroll deductions. It is the intention of the Company to have the Plan qualify as an “Employee Stock Purchase Plan” under Section 423 of the Internal Revenue Code of 1986, as amended. The provisions of the Plan, accordingly, shall be construed so as to extend and limit participation in a manner consistent with the requirements of that Section of the Code.

2.  Definitions

As used herein, the terms set forth below have the meanings assigned to them in this Section 2 and shall include the plural as well as the singular.

1933 Act means the Securities Act of 1933, as amended.

1934 Act means the Securities Exchange Act of 1934, as amended.

Administrator means the brokerage firm or financial institution (if any) retained to perform administrative services described in Section 10(b).

Board of Directors or Board means the board of directors of Tellabs, Inc.

Business Day shall mean a day on which the NASDAQ Stock Market (“NASDAQ”) is open for trading.

Brokerage Account means the account in which the Purchased Shares are held.

Code means the Internal Revenue Code of 1986, as amended from time to time.

Committee means the Compensation Committee of the Board of Directors, or the designee of the Compensation Committee.

Company means Tellabs, Inc., a Delaware corporation.

Compensation means the base pay received by a Participant, including commissions, overtime and bonuses (including cash retention bonuses), but excluding stock option awards, stock grants, expense reimbursements, relocation-related payments and automobile allowances. Forms of compensation not specifically listed herein shall be included or excluded from “Compensation” as determined in the sole discretion of the Committee.

Effective Date means June 1, 2005.

Employee means any individual who is an employee of the Company or Tellabs Operations, Inc. or any other Participating Subsidiary for tax purposes whose customary employment with such entity is at least twenty (20) hours per week and more than five (5) months in a calendar year. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company or the Participating Subsidiary, as appropriate.

Enrollment Date means the first Business Day of each Offering Period.

Exercise Date means the last Business Day of each Offering Period.

Fair Market Value on or as of any date means the “NASDAQ Official Closing Price” (as defined on www.nasdaq.com) (or such substantially similar successor price thereto) for Shares as reported on www.nasdaq.com (or a substantially similar successor website) on the relevant valuation date or, if no NASDAQ Official Closing Price is reported on such date, on the preceding day on which a NASDAQ Official Closing Price was reported; or, if the Shares are no longer listed on NASDAQ, the closing price for Shares as reported on the official website for such other exchange on which the Shares are listed.

Offering Period means a period of days as established by the Committee from time to time, which period shall not exceed six (6) months; provided, that the first Offering Period shall be the five (5)-month period beginning June 1, 2005 through October 31, 2005 and, until different Offering Periods are established by the Committee and communicated to Participants in accordance with Section 18(b); subsequent Offering Periods shall be six (6)-month periods beginning on each May 1 and November 1 thereafter, commencing November 1, 2005.

Participant means an Employee who satisfies the requirements of Sections 3 and 5 of the Plan.

Participating Subsidiary means a Subsidiary that has been authorized by the Committee or the Board to extend the benefits of the Plan to its Employees. The Committee or the Board may extend the Plan to a Subsidiary in the future.

Plan means this 2005 Tellabs, Inc. Employee Stock Purchase Plan.

Purchase Account means the account used to purchase Shares through the exercise of Purchase Rights under the Plan.

Purchase Date means the last Business Day of each Offering Period, or such other date as shall be established by the Committee.

Purchase Price means an amount equal to 85% (or such other percent as determined by the Committee, which may not be less than 85%) of (i) the Fair Market Value of a Share on the Exercise Date or (ii) the lower of the Fair Market Value of a Share on either the Enrollment Date or on the Exercise Date; with such percent and the application of (i) or (ii) as determined by the Committee prior to the Offering Period and communicated to Participants in accord with Section 18(b) below; provided that until a different Purchase Price is established by the Committee and communicated to Participants in accordance with Section 18(b), the Purchase Price shall be 85% of the Fair Market Value of a Share on the Exercise Date.

Purchase Right means an option granted under this Plan that entitles a Participant to purchase Shares.

Purchased Shares means the full Shares issued pursuant to the exercise of Purchase Rights under the Plan.

Shares means the common stock of the Company.

Subsidiary means an entity, domestic or foreign, of which not less than 50% of the voting equity is held by the Company or a Subsidiary, whether or not such entity now exists or is hereafter organized or acquired by the Company or a Subsidiary.

3.  Eligibility.

(a)	Only Employees of the Company or a Participating Subsidiary shall be eligible to be granted Purchase Rights under the Plan.

(b)	Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted a Purchase Right under the Plan if (i) immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company and/or hold outstanding Purchase Rights or options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any subsidiary of the Company, or (ii) such Purchase Right would permit his or her rights to purchase stock under all employee stock purchase plans (described in Section 423 of the Code) of the Company and its Subsidiaries to accrue at a rate that exceeds twenty-five thousand dollars ($25,000) of the Fair Market Value of such stock (determined at the time each such Purchase Right is granted) for each calendar year in which such Purchase Right is outstanding at any time.

4.  Exercise of a Purchase Right.

Purchase Rights shall be exercised on behalf of Participants in the Plan every Purchase Date, using payroll deductions that have accumulated in the Participants’ Purchase Accounts during the preceding Offering Period.

5. Participation

(a)	An Employee, whose first date of employment with the Company or a Participating Subsidiary is on or before March 1, 2005, shall be eligible to participate on the Effective Date; provided, that such Employee properly completes and submits by the deadline prescribed by the Company the on-line enrollment form or, alternatively, the paper enrollment form, each as provided by the Company.

(b)	An Employee, whose first date of employment with the Company or a Participating Subsidiary is after March 1, 2005, shall be eligible to participate on the first Enrollment Date that occurs three (3) months after the Employee’s first day of employment with the Company or Participating Subsidiary; provided, that such Employee properly completes and submits by the deadline prescribed by the Company the on-line enrollment form or, alternatively, the paper enrollment form, each as provided by the Company.

(c)	An Employee who does not become a Participant on the first Enrollment Date on which he or she is eligible may thereafter become a Participant on any subsequent Enrollment Date by properly completing and submitting by the deadline prescribed by the Company the on-line enrollment form or, alternatively, the paper enrollment form, each as provided by the Company.

(d)	Payroll deductions for a Participant shall commence on the first payroll date following the Enrollment Date and shall end on the last payroll date in the Offering Period to which such authorization is applicable, unless sooner terminated by the Participant as provided in Section 11 hereof.

6. Payroll Deductions

(a)	A Participant shall elect to have payroll deductions made during an Offering Period equal to no less than 1% of the Participant’s Compensation and no greater than a percentage of such Participant’s Compensation as established by the Committee from time to time, which shall not be greater than 20%. As of the Effective Date, the maximum percentage of Compensation a Participant may deduct is ten percent (10%), until modified by the Committee per the terms of the Plan. If the Committee modifies the maximum percentage of Compensation a Participant may deduct, such change will not be effective until communicated to the Participants per Section 18(b) below. The amount of such payroll deductions shall be in whole percentages (for example, 3%, 12%, 20%). All payroll deductions made by a Participant shall be credited to his or her Purchase Account. A Participant may not make any additional payments into his or her Purchase Account.

(b)	A Participant may change his or her payroll deduction percentage under subsection (a) above by properly completing and submitting by the deadline prescribed by the Company, the on-line change form or, alternatively, the paper change form, each as provided by the Company. If the on-line or paper form is properly completed and submitted by the deadline prescribed by the Company, the change in amount shall be effective as of the first Enrollment Date following the date of filing; if the on-line or paper form is not properly completed and submitted by such deadline, the change in amount shall be effective as of the next Enrollment Date.

(c)	Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b) hereof, a Participant’s payroll deductions may be decreased to zero percent (0%) at any time during an Offering Period. Payroll deductions shall recommence at the rate provided in such Participant’s election form at the beginning of the first Offering Period which is scheduled to end in the following calendar year, unless terminated by the Participant as provided in Section 11 hereof.

7.  Grant of Purchase Right

On the applicable Enrollment Date, each Participant in an Offering Period shall be granted a Purchase Right to purchase on the next following Purchase Date a number of full Shares determined by dividing such Participant’s payroll deductions accumulated prior to such Purchase Date and retained in the Participant’s Purchase Account as of the Purchase Date by the applicable Purchase Price; provided, however, that such purchase shall be subject to the limitations set forth in Section 3 and 14 and subject to decrease per Section 6(c).

8.  Exercise of Purchase Right

A Participant’s Purchase Right for the purchase of Shares shall be exercised automatically on the Exercise Date, and the maximum number of Shares subject to the Purchase Right shall be purchased for such Participant at the applicable Purchase Price with the accumulated payroll deductions in his or her Purchase Account. No fractional Shares shall be purchased; any payroll deductions accumulated in a Participant’s Purchase Account which are not sufficient to purchase a full Share shall be retained in the Purchase Account for the next subsequent Offering Period, subject to earlier withdrawal by the Participant as provided in Section 11 hereof. During a Participant’s lifetime, a Participant’s Purchase Right is exercisable only by him or her.

9.  Approval by Shareholders

The effectiveness of the Plan shall be subject to approval by the shareholders of the Company within twelve (12) months before or after the date the Plan is adopted by the Board. Such shareholder approval may be obtained at a duly held shareholders’ meeting by the affirmative vote of the holders of a majority of the Shares of the Company present at the meeting or represented and entitled to vote thereon.

10.  Administration

(a)	Powers and Duties of the Committee. The Plan shall be administered by the Committee. Subject to the provisions of the Plan, Section 423 of the Code and the regulations thereunder, the Committee shall have the discretionary authority to determine the time and frequency of granting Purchase Rights, the terms and conditions of the Purchase Rights and the number of Shares subject to each Purchase Right. The Committee shall also have the discretionary authority to do everything necessary and appropriate to administer the Plan, including, without limitation, interpreting the provisions of the Plan (but any such interpretation shall not be inconsistent with the provisions of Section 423 of the Code). All actions, decisions and determinations of, and interpretations by the Committee with respect to the Plan shall be final and binding upon all Participants and upon their executors, administrators, personal representatives, heirs and legatees. No member of the Board of Directors or the Committee shall be liable for any action, decision, determination or interpretation made in good faith with respect to the Plan or any Purchase Right granted hereunder.

(b)	Administrator. The Company, Board or the Committee may engage the services of a brokerage firm or financial institution (the “Administrator”) to perform certain ministerial and procedural duties under the Plan including, but not limited to, mailing and receiving notices contemplated under the Plan, determining the number of Purchased Shares for each Participant, maintaining or causing to be maintained the Purchase Account and the Brokerage Account, disbursing funds maintained in the Purchase Account or proceeds from the sale of Shares through the Brokerage Account, and filing with the appropriate tax authorities proper tax returns and forms (including information returns) and providing to each Participant statements as required by law or regulation.

(c)	Indemnification. Each person who is or shall have been (a) a member of the Board, (b) a member of the Committee, or (c) an officer or employee of the Company to whom authority was delegated in relation to this Plan, shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit or proceeding against him or her; provided, however, that he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf, unless such loss, cost, liability or expense is a result of his or her own willful misconduct or except as expressly provided by statute.

The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s certificate of incorporation or bylaws, any contract with the Company, as a matter of law, or otherwise, or of any power that the Company may have to indemnify them or hold them harmless.

11.  Withdrawal

A Participant may withdraw from the Plan by properly completing and submitting to the Company the on-line tool for withdrawal or the withdrawal form supplied by the Company. Upon withdrawal, any payroll deductions credited to the Participant’s Purchase Account prior to the effective date of the Participant’s withdrawal from the Plan will be returned to the Participant. No further payroll deductions for the purchase of Shares will be made during subsequent Offering Periods, unless the Participant properly completes and submits the on-line enrollment tool provided by the Company or, alternatively, an election form, by the deadline prescribed by the Company. A Participant’s withdrawal from an offering will not have any effect upon his or her eligibility to participate in the Plan or in any similar plan that may hereafter be adopted by the Company.

12.  Termination of Employment

Upon termination of a Participant’s employment for any reason prior to the Purchase Date, whether voluntary or involuntary, including retirement, death or as a result of liquidation, dissolution, sale, merger or a similar event affecting the Company or a Participating Subsidiary, the payroll deductions credited to his or her Purchase Account will be returned to him or her or, in the case of the Participant’s death, to the person or persons entitled thereto under Section 15, and his or her Purchase Right will be automatically terminated.

13.  Interest.

No interest shall accrue on the payroll deductions of a Participant in the Plan.

14.  Stock

(a)	The stock subject to Purchase Rights shall be: (i) common stock of the Company; (ii) registered securities as required under the 1933 Act and 1934 Act; (iii) listed on the NASDAQ or on such other exchange as the Shares may be listed; and (iv) either authorized but unissued shares or treasury shares.

(b)	Subject to adjustment upon changes in capitalization of the Company as provided in Section 17 hereof, the maximum number of Shares which shall be made available for sale under the Plan shall be ten million (10,000,000) Shares. If, on a given Exercise Date, the number of Shares with respect to which Purchase Rights are to be exercised exceeds the number of Shares then available under the Plan, the Committee shall make a pro rata allocation of the Shares remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable.

(c)	A Participant shall have no interest or voting right in Shares covered by his or her Purchase Right until such Purchase Right has been exercised.

15.  Designation of Beneficiary

A Participant may designate a beneficiary who is to receive payroll deductions, if any, in the Participant’s account under the Plan in the event of such Participant’s death. If the Participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such a designation to be effective. Beneficiary designations shall be made in accordance with procedures prescribed by the Company. If no properly designated beneficiary survives the Participant, the payroll deductions will be distributed in accordance with the applicable laws of descent and distribution.

16.  Assignability of Purchase Rights

Neither payroll deductions credited to a Participant’s Purchase Account nor any rights with regard to the exercise of a Purchase Right or to receive Shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 15 hereof) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw from an Offering Period in accordance with Section 11 hereof.

17.  Adjustment of Number of Shares Subject to Purchase Rights

(a)	Adjustment. Subject to any required action by the stockholders of the Company, the maximum number of Shares each Participant may purchase per Offering Period, as well as the price per Share and the number of Shares covered by each Purchase Right under the Plan which has not yet been exercised shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the common stock of the Company, or any other increase or decrease in the number of Shares effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration”. Such adjustment shall be made by the Board or the Committee, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to a Purchase Right. The Purchase Rights granted pursuant to the Plan shall not be adjusted in a manner that causes the Purchase Rights to fail to qualify as options issued pursuant to an “employee stock purchase plan” within the meaning of Section 423.

(b)	Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Offering Period then in progress shall be shortened by setting a new Exercise Date (the “New Exercise Date”), and shall terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Board. The New Exercise Date shall be before the date of the Company’s proposed dissolution or liquidation. The Board will notify each Participant in writing, as soon as administratively practicable prior to the New Exercise Date, that the Purchase Date for the Participant’s Purchase Right has been changed to the New Exercise Date and that the Participant’s Purchase Right shall be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 11 hereof.

(c)	Merger or Asset Sale. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each outstanding Purchase Right shall be assumed or an equivalent option substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Purchase Right, the Offering Period then in progress shall be shortened by setting a new Exercise Date (the “New Exercise Date”). The New Exercise Date shall be before the date of the Company’s proposed sale or merger. The Board will notify each Participant in writing, as soon as administratively practicable prior to the New Exercise Date, that the Purchase Date for the Participant’s Purchase Right has been changed to the New Exercise Date and that the Participant’s Purchase Right shall be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 11 hereof.

18.  Amendments or Termination of the Plan

(a)	The Board of Directors or the Committee may at any time and for any reason amend, modify, suspend, discontinue or terminate the Plan without notice; provided that no Participant’s existing rights in respect of existing Purchase Rights are adversely affected thereby; provided, further, upon any such amendment or modification, all Participants shall continue to have the same rights and privileges in respect of existing Purchase Rights. To the extent necessary to comply with Section 423 of the Code (or any other applicable law, regulation or stock exchange rule), the Company shall obtain shareholder approved in such a manner and to such a degree as required.

(b)	Without shareholder consent and without regard to whether any Participant rights may be considered to have been “adversely affected,” the Board or the Committee shall be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Shares for each Participant properly correspond with amounts withheld from the Participant’s Compensation, and establish such other limitations or procedures as the Board or the Committee determines in its sole discretion advisable which are consistent with the Plan; provided, however, that changes to (i) the Purchase Price, (ii) the Offering Period, or (iii) the maximum of percentage of Compensation that may be deducted pursuant to Section 6(a), shall not be effective until communicated to Participants in a reasonable manner, with the determination of such reasonable manner in the sole discretion of the Board or the Committee.

19.  No Other Obligations

The receipt of a Purchase Right pursuant to the Plan shall impose no obligation upon the Participant to purchase any Shares covered by such Purchase Right. Nor shall the granting of a Purchase Right pursuant to the Plan constitute an agreement or an understanding, express or implied, on the part of the Company to employ the Participant for any specified period.

20.  Notices

Any notice which the Company or any Participant may be required or permitted to give to the other shall be in writing and may be delivered personally or by mail, postage prepaid, addressed: if to the Company, to such address as the Company, by notice to such Participant, may designate in writing from time to time; and, if to the Participant, at his or her address as shown on the payroll records of the Company.

21.  Condition Upon Issuance of Shares

(a)	Shares shall not be issued with respect to a Purchase Right unless the exercise of such Purchase Right and the issuance and delivery of such Shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the 1933 Act and the 1934 Act and the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the Shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

(b)	As a condition to the exercise of a Purchase Right, the Company may require the person exercising such Purchase Right to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

22.  General Compliance

The Plan will be administered and Purchase Rights will be exercised in compliance with the 1933 Act, 1934 Act and all other applicable securities laws and Company policies, including without limitation, the Company’s Insider Trading Policy.

23.  Term of the Plan

The Plan shall continue in effect for a term of ten (10) years unless sooner terminated under Section 18.

24.  Governing Law

The Plan and all Purchase Rights granted hereunder shall be construed in accordance with and governed by the laws of the State of Delaware without reference to choice of law principles and subject in all cases to the Code and the regulations thereunder.

Directions from I-355	Directions from Chicago
Take I-355 to 63rd St	Congress West to I-290 West
Exit 63rd St. (Hobson Rd.)	I-290 West becomes I-88 West
West on Hobson for 1 mile	I-88 West to Rt. 53 South
Turn right on Double Eagle Dr.	Rt. 53 South 3-4 miles to Mulligan Dr.
(Double Eagle is first light past Rt. 53)	Mulligan Dr. is on right and becomes
Double Eagle Dr. (Past Seven Bridges
Golf Course)
Directions from I-55 South
Take I-55 to I-355 North
Exit 63rd St. (Hobson Rd.)
West on Hobson for 1 mile
Turn right on Double Eagle Dr.
(Double Eagle is first light past Rt. 53)

The following trademarks and service marks are owned by Tellabs Operations, Inc. or its affiliates in the United States and/or other countries: TELLABS®, TELLABS and T symbol®, and T symbol®. Any other company or product names may be trademarks of their respective companies.
© 2005 Tellabs. All rights reserved.

ONE TELLABS CENTER
1415 W. DIEHL ROAD
NAPERVILLE, IL 60563

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Tellabs, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	TELLAB1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TELLABS, INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS, “FOR” THE APPROVAL OF THE 2005 TELLABS, INC. EMPLOYEE STOCK PURCHASE PLAN AND “FOR” THE RATIFICATION OF THE COMPANY’S INDEPENDENT AUDITORS.

1.	Election of three directors— Nominees: 01) Frank Ianna 02) Stephanie Pace Marshall, Ph.D. 03) William F. Souders	For All ¡	Withhold All ¡	For All Except ¡	To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.

					For	Against	Abstain

2.	Approval of the 2005 Tellabs, Inc. Employee Stock Purchase Plan				¡	¡	¡

3.	Ratification of Ernst & Young LLP as Auditors				¡	¡	¡

4.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Meeting.

Please Sign name exactly as imprinted (do not print).

NOTE: Executors, administrators, trustees and others signing in a representative capacity should indicate the capacity in which they sign. If shares are held jointly, EACH stockholder should sign.

For comments, please check this box and write them on the back where indicated				¡
		Yes	No

Please indicate if you plan to attend this meeting		¡	¡

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Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

PROXY
One Tellabs Center, 1415 W. Diehl Road, Naperville, IL 60563
This Proxy is Solicited By the Board of Directors

     The undersigned stockholder(s) of Tellabs, Inc., a Delaware corporation, does (do) hereby constitute and appoint James M. Sheehan and Timothy J. Wiggins, and each of them, the true and lawful attorney(s) of the undersigned with full power of substitution, to appear and act as the proxy or proxies of the undersigned at the Annual Meeting of Stockholders of said corporation to be held at The Signature Room at Seven Bridges, 6440 Double Eagle Drive, Woodridge, Illinois, 60517, on Thursday, April 21, 2005 at 2:00 p.m., and at any adjournment thereof, and to vote all the shares of said corporation standing in the name of the undersigned, or which the undersigned may be entitled to vote, as fully as the undersigned might or could do if personally present, as set forth herein.

     This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR the election of directors; FOR the approval of the 2005 Tellabs, Inc. Employee Stock Purchase Plan and FOR the ratification of the Company’s independent auditors for 2005.

Comments:

(If you noted any Comments above, please mark corresponding box on the reverse side.)

(Please mark this proxy, date and sign it on the reverse side hereof and return it in the enclosed envelope.)

(Continued and to be signed on the reverse side)